Exhibit 10.13.4

PARTIAL LEASE TERMINATION AGREEMENT

This Partial Lease Termination Agreement (this “Agreement”) is entered into as of February 7, 2012, by and between BRITANNIA HACIENDA VIII LLC, a Delaware limited liability company (“Landlord”), and ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease (“Office Lease”) dated August 25, 2006, pursuant to which Tenant currently leases approximately 106,894 rentable square feet of space (the “Premises”), consisting of all of the rentable area within the two (2) buildings located at 2017 Stierlin Court (previously known as 2023 Stierlin Court) (the “2017 Building”) containing approximately 41,290 rentable square feet of space, and 2091 Stierlin Court (the “2091 Building”) containing approximately 65,604 rentable square feet of space, in Mountain View, California (the “Buildings”). The Office Lease, as amended by the First Amendment to Lease dated May 4, 2007, and the Second Amendment to Lease dated August 28, 2007, is referred to herein as the “Lease”.

B. Tenant has sublet the entire 2017 Building pursuant to two (2) subleases: (i) that certain Sublease dated February 4, 2010 (the “Smith Micro Sublease”), of the entire second floor of the 2017 Building (the “Smith Micro Space”), to Smith Micro Software, Inc., a Delaware corporation (“Smith Micro”), and (ii) that certain Sublease dated April 21, 2011 (the “Complete Genomics Sublease”), of the entire first floor of the 2017 Building (the “Complete Genomics Space”), to Complete Genomics, a Delaware corporation (“Complete Genomics”).

C. Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease with respect to the 2017 Building, and to release one another from their respective obligations thereunder, except as otherwise provided herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.

1. Effectiveness of this Lease Termination Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be effective unless and until (i) Landlord enters into a new lease with Google Inc., a Delaware corporation, for a portion of the Premises, in a form acceptable to Landlord in its sole and absolute discretion (ii) Tenant and Smith Micro enter into a sublease termination agreement, in a form acceptable to Tenant in its sole and absolute discretion, and (iii) Tenant and Complete Genomics enter into a sublease termination agreement (the “Sublease Termination Agreement”), in a form acceptable to Tenant in its sole and absolute discretion.

2. Termination of the Lease of 2017 Building. Landlord and Tenant hereby agree that effective as of March 30, 2012 (the “Termination Date”), Tenant’s lease of the 2017 Building shall terminate. The termination of Tenant’s lease of the 2017 Building shall have no effect on Tenant’s continuing lease of the 2091 Building, which lease shall continue in full force and effect in accordance with the terms of the Lease (subject to the provisions of Section 3, below).

3. Termination of Rights. As of the date hereof the following provisions of the Office Lease are deleted and shall be of no further force or effect: (i) Tenant’s right of first refusal as provided in Section 1.3 of the Office Lease, (ii) Tenant’s right of first offer as provided in Section 1.4 of the Office Lease, and (iii) Tenant’s option to extend the term as provided in Section 2.6 of the Office Lease.

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4. Surrender of 2017 Building. Tenant hereby agrees to cause Smith Micro to vacate the Smith Micro Space and surrender and deliver exclusive possession of the Smith Micro Space to Landlord on or before the Termination Date in accordance with the provisions of the Lease, and in “broom clean” condition. Landlord acknowledges that the Complete Genomics Space will continue to be occupied by Complete Genomics following the Termination Date, and that Tenant has no obligations to restore or remove any items from the Complete Genomics Space (provided that the foregoing shall not relieve Complete Genomics of its surrender, removal and restoration obligations under the “New Direct Lease” with Landlord, as provided in Section 8, below). Tenant agrees that the terms of the Sublease Termination Agreement shall require Complete Genomics to remove all furniture, fixtures and equipment from the Complete Genomics Space upon the termination of the New Direct Lease. Following the date hereof, Tenant shall cooperate with Landlord to ensure surrender of the Smith Micro Space to Landlord, including, without limitation, by working with Landlord's property management team to hand over all utility contracts, providing Landlord with all HVAC and other Building systems repair and maintenance records, fire and life safety inspection reports, including warranties and vendor information, as-built drawings, and AutoCAD files, to the extent any of the foregoing items are in Tenant’s possession. Tenant shall cause all Smith Micro signage to be removed, shall remove all personal property and furniture systems from the Smith Micro Space (and repair any damage resulting from such removal), on or before the Termination Date. Tenant shall cause all Building systems and equipment shall be in good order and repair as of the Termination Date. Tenant’s obligations under this Section 4 shall survive the Termination Date.

5. Representations of Tenant. Tenant represents and warrants to Landlord that (a) except as expressly provided in Recital B. above, Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) subject to execution and delivery of the sublease termination agreements as set forth in Section 1, above, Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Termination Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations and warranties set forth in this Section 5 shall survive the Termination Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

6. Termination of Obligations: Limited Continuing Liability. Notwithstanding the termination of the Lease and the release of liability provided for herein, Tenant shall remain liable for its indemnification obligations for claims arising prior to the Termination Date (or later date upon which Tenant vacates and surrenders the Premises to Landlord as provided above). Neither Tenant nor Landlord shall have any obligations with respect to any past, pending or future reconciliation of Operating Expenses after the Termination Date. In the event that Tenant or its subtenant retains possession of the Smith Micro Space or any part thereof after the Termination Date, then the provisions of Section 2.5 of the Office Lease shall apply. Except as expressly set forth in this Agreement, Tenant is hereby released from Tenant’s obligations with respect to the 2017 Building as of the Termination Date.

7. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

8. Consent to Sublease Terminations and Direct Lease With Complete Genomics; No Restoration Obligations. Landlord will consent to the termination of the Smith Micro Sublease and the Complete Genomics Sublease, and will enter into a direct lease with Landlord as provided in Section 8 of that certain Consent of Master Landlord to Sublease dated April 21, 2011, between Landlord, Tenant, and Complete Genomics (the “New Direct Lease”). Landlord hereby confirms that it has inspected the Smith Micro Space and the Complete Genomics Space and hereby confirms that except as provided in Section 4, above, Tenant shall have no restoration or other obligations with respect to the Complete Genomics Space or Smith

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Micro Space. On or before the Termination Date, Tenant shall deliver to Landlord the security deposit currently held by Tenant under the Complete Genomics Sublease, which amount shall be held by Landlord under the New Direct Lease.

9. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

11. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

12. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

13. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

14. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

15. Defined Terms. All terms defined in the Lease when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

“LANDLORD”		“TENANT”

BRITANNIA HACIENDA VIII LLC,		ALEXZA PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	HCP Estates USA Inc.,	By:
a Delaware corporation
		Its:	VP, Finance & Controller

By:
Jonathan M. Bergschneider
Executive Vice President

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